Custody Fee Schedule Model Mutual Shareholders Services 2007

MARKET VALUE FEE PER FUND

            1.25 Basis Points………..…………………..First $75 million of Market Value

            1.0 Basis Points………………...…….....On Next $75 million of Market Value

            0.75 Basis Points…………………..In Excess of $150 million of Market Value

TRANSACTION FEE

DTC & Fed. Eligible Items……………………………..…$9.00/Transaction

Non-DTC & Fed. Eligible Items…………………………$22.00/Transaction

Mortgage Backed Securities & Private Placements……...$20.00/Transaction

Mortgage Backed Securities & Private Placement Payments. $5.00/Payment

Foreign Securities (depending on country)…………..$15-200.00/Transaction*

Options……………………………………………………$20.00/Transaction

Repurchase Agreements…..………………………………..$9.00/Transaction

DISBURSEMENTS

Wire Transfer Fee (In/Out)…………………………………....…$15.00 Each

Disbursements by Check…………………………………………$20.00 Each

MONTHLY MINIMUM FEE

            Minimum Fee Per Fund Account……………………………$250.00/Account

This is the minimum fee to be assessed in the event the sum of the market value fee and transaction fees is less than $250.

IRA CUSTODY SERVICES

Huntington will charge $3.00 per Account Holder, per year, which will be paid by the Account Holders and the Fund, collectively, for the services provided under a separate Retirement Plan Services Agreement.

*Bank Of New York is our agent for clearing and pricing of global securities.  The transaction and holding costs vary with each country.

Other Fees may be assessed for special handling and other miscellaneous services.